Exhibit (k)(8)

TCG Strategic Income Fund

Multiple Class Plan

Whereas, TCG Strategic Income Fund (the “Fund”) is a statutory trust established under Delaware law. The Fund’s Declaration of Trust provides that shares of the Fund may be divided into various classes that vary as permitted by Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

Whereas, the Fund is a closed-end management investment company that is applying for exemptive relief (the “Exemptive Order”) from the U.S. Securities and Exchange Commission (the “SEC”) to permit the Fund to issue multiple classes of shares with sales loads and/or asset-based distribution and/or service fees and/or contingent deferred sales loads (“CDSLs”) in accordance with Rule 18f-3 of the 1940 Act.

Whereas, although the Fund is not directly subject to Rule 18f-3 under the 1940 Act, as a condition to reliance on the Exemptive Order, the Fund must comply with the provisions of Rule 18f-3 as if they applied to the Fund.

Whereas, in anticipation of receipt of the Exemptive Order, this Multiple Class Plan (the “Plan”) is adopted by the Board of Trustees (the “Board”) of the Fund, including a majority of its trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund (the “Independent Trustees”), pursuant to Rule 18f-3(d) under the 1940 Act.

Whereas, the Plan will not be implemented unless and until the Fund receives the requested relief.

Whereas, the Board of Trustees of the Trust as a whole, and the trustees who are not interested persons of the Trust (as defined in the Act) (the “Independent Trustees”), after having been furnished and having evaluated information reasonably necessary to evaluate this Multiple Class Plan (the “Plan”), have determined in the exercise of their reasonable business judgment that the Plan is in the best interests of each class of each Series individually, and each Series and the Trust as a whole.

Now, Therefore, the Trust hereby adopts this Plan, effective the date hereof, in accordance with Rule 18f-3 under the Act:

Section 1. General Description of Classes. The Fund shall issue its shares of beneficial interest in three classes: Class I Shares, Class A-1 Shares and Class A-2 Shares. Each class is subject to such investment minimums, sales charges and other conditions of eligibility as are set forth in a Fund’s prospectus as from time to time in effect (together with the Fund’s statement of additional information as from time to time in effect, the “Prospectus”). The Fund may offer such classes of shares to such classes of persons as are set forth in the Prospectus. Shares of each class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class of the Fund shall have a different designation; (b) each class of the Fund shall bear any Class Expenses, as defined in Section 3 below; (c) each class of the Fund shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement (if any); and (d) each class of the Fund shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class of the Fund. In addition, shares of each class of the Fund shall have the features described below.

Section 2. Sales Charge, Repurchase Fees and Service and Distribution Fees.

(a) Initial Sales Charges. Class A-2 shares will be traditional front-end sales charge shares, offered at their net asset value (“NAV”) plus a sales charge as described in the Fund’s Prospectus as in effect from time to time.

Class I and Class A-1 shares will be offered at their NAV without an initial sales charge

(b) Repurchase Fees. The Fund may impose a repurchase fee of up to 2.00% on any shares accepted for repurchase by the Fund that have been held for less than one year, as described in the Fund’s prospectus as in effect from time to time. The Fund currently intends to impose a repurchase fee of equal to 1.00% of the net asset value of the Class A-2 Shares repurchased less than one year from the date of purchase

(c) Service and Distribution Fees. Class A-1 each Class A-2 each pay the principal underwriter of a Fund’s shares (the “Distributor”) fees for services rendered and expenses borne in connection with distribution, personal services rendered to shareholders of such class and/or the maintenance of shareholder accounts (“Distribution and Servicing Fees”). Class A-1 and Class A-2 shares of each Fund pay a Distribution and Servicing Fee of up to 0.50% per annum of the average daily net assets of the Fund attributable to such class, as described in the Prospectus and in accordance with applicable rules and regulations. Distribution and/or Service Fees are paid pursuant to a separate Distribution and Shareholder Services Plan adopted for each such class in accordance with Rule 12b-1 under the 1940 Act (the “12b-1 Plan”).

The Funds have not adopted a distribution and servicing plan with respect to Class I shares of the Funds. However, Class I shares may be offered through certain brokers and financial intermediaries (“service agents”) that have established a shareholder servicing relationship with a Fund on behalf of their customers. The Fund pays no compensation to such entities with respect to Class I shares. Service agents may impose additional or different conditions on the purchase or repurchase of shares of a Fund and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions. The Adviser may make assistance payments out of the Adviser’s own resources to brokers, financial institutions and other financial intermediaries for shareholder accounts as to which a payee has rendered distribution services to the Fund.

Section 4. Allocation of Income and Expenses.

(a) The gross income of the Fund shall, generally, be allocated among the classes of the Fund on the basis of the relative net assets attributable to the Fund’s classes. To the extent practicable, certain expenses (other than “Class Expenses,” as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the relative net assets of each class of the Fund. These expenses include expenses incurred by the Fund not attributable to a particular class of shares of the Fund (“Fund Level Expenses”) (for example, fees of Trustees, auditors and legal counsel, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets).

(b) Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to the 12b-1 plan; (ii) administrative and/or accounting or similar fees (each as described in the Fund’s Prospectus, as amended or supplemented from time to time); (iii) legal, printing and postage expenses related to preparing and distributing to current shareholders of a specific class materials such as shareholder reports, Prospectuses, and proxies; (iv) Blue Sky fees incurred by a specific class; (v) SEC registration fees incurred by a specific class; (vi) expenses of administrative personnel and services required to support the shareholders of a specific class; (vii) trustees’ fees incurred as a result of issues relating to a specific class; (viii) auditors’ fees, litigation expenses, and other legal fees and expenses relating to a specific class; (ix) incremental transfer agent fees and shareholder servicing expenses identified as being attributable to a specific class; and (x) account expenses relating solely to a specific class; and (xi) expenses incurred in connection with any shareholder meetings as a result of issues relating to a specific class; and (xii) any such other expenses (not including advisory or custodial fees or other expenses related to the management of the Fund’s assets) actually incurred in a different amount by a class or related to a class’s receipt of services of a different kind or to a different degree than another class. Expenses in category (i) above must be allocated to the class for which covered distribution expenses are incurred.

Accordingly, expenses of the Fund shall be apportioned to each class of shares depending on the nature of the expense item. Fund Level Expenses will be allocated among the classes of shares of the Fund based on their relative net asset values. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among the classes, as determined by the Board. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of the Fund in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

The Funds reserve the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

Section 5. Dividends and Distributions. Dividends and distributions paid by the Fund on each class of its shares, to the extent paid, will be calculated in the same manner, will be paid at the same time, and will be in the same amount, except that the amount of the dividends declared and paid by a particular class may be different from that paid by another class because of expenses borne exclusively by that class.

Section 6. Exchange Privileges. Shares of one Class may be exchanged, at the shareholder’s option, for Shares of another class of the Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Fund’s Prospectus as from time to time in effect and subject to the terms and conditions (including the imposition or waiver of any sales load, repurchase fee or early withdrawal charge) set forth in the Prospectus, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the Class into which such shareholder seeks to exchange.

Section 7. Term and Termination.

(a) Effectiveness. This Plan shall take effect upon approval by votes of a majority of both (a) the Trustees of the Fund and (b) the Trustees of the Fund who are not “interested persons” (as defined in the 1940 Act) of the Fund, such Trustees having determined that the Plan as proposed to be adopted or amended, including the allocation of expenses, is in the best interests of each class individually and the Fund as a whole.

(b) Additional Classes. This Plan shall become effective with respect to any class of shares of the Fund other than Class I Shares, Class A-1 Shares or Class A-2 Shares upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional class(es) by votes of a majority of both (i) the members of the Board of Trustees of the Fund, as a whole, and (ii) the Independent Trustees, cast at a meeting held before the initial public offering of such additional classes thereof), and shall continue in effect with respect to each such additional class until terminated in accordance with provisions of Section 5(c) hereof. An addendum setting forth such specific and different terms of such additional classes shall be attached to or made part of this Plan.

(c) Termination. This Plan may be terminated at any time with respect to the Trust or class thereof, as the case may be, by vote of a majority of both the Board of Trustees of the Trust, as a whole, and the Independent Trustees. The Plan may remain in effect with respect to the Fund or class thereof even if it has been terminated in accordance with this Section 5(c) with respect to the Fund or class thereof.

Section 8. Amendments. Any material amendment to this Plan affecting the Fund or class thereof shall require the affirmative vote of a majority of both the members of the Board of Trustees of the Fund, as a whole, and the Independent Trustees that the amendment is in the best interests of each class of the Fund and the Fund as a whole.

Dated: September 16, 2025

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